SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2
(Amendment No. 1)*
United America Indemnity, Ltd.

(Name of Issuer)
Class A Common Shares, $0.0001 par value

(Title of Class of Securities)
90933T109

(CUSIP Number)
December 31, 2007

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1 (b)
☐ Rule 13d-1 (c)
☑ Rule 13d-1 (d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on following pages)
(Page 1 of 17 Pages)

CUSIP No.	90933T109	13G	Page	2	of	17

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Russell C. Ball, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP * (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Pennsylvania

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	90933T109	13G	Page	3	of	17

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Andrew L. Ball

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP * (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Pennsylvania

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	90933T109	13G	Page	4	of	17

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Ethel M. Ball, dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Russell C. Ball, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP * (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Pennsylvania

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	90933T109	13G	Page	5	of	17

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Ethel M. Ball, dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Andrew L. Ball

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP * (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Pennsylvania

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	90933T109	13G	Page	6	of	17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 11/9/67

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP * (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Pennsylvania

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	90933T109	13G	Page	7	of	17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 6/9/69

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP * (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Pennsylvania

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	90933T109	13G	Page	8	of	17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 1/29/70

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP * (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Pennsylvania

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	90933T109	13G	Page	9	of	17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 1/24/73

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP * (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Pennsylvania

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	90933T109	13G	Page	10	of	17

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Andrew L. Ball

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP * (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Pennsylvania

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

]

CUSIP No.	90933T109	13G	Page	11	of	17

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Francis J. Mirabello, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Russell Ball, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP * (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Pennsylvania

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP NO. 90933T109	13G	Page 12 of 17
Item 1(a). Name of Issuer:
United America Indemnity, Ltd.
Item 1(b). Address of Issuer’s Principal Executive Offices:
Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands
Item 2(a). Name of Person Filing:
1.	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Russell C. Ball, III

2.	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Andrew L. Ball

3.	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Ethel M. Ball, dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Russell C. Ball, III

4.	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Ethel M. Ball, dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Andrew L. Ball

5.	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 11/9/67

6.	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 6/9/69

7.	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 1/29/70

8.	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 1/24/73

9.	Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Andrew L. Ball

10.	Francis J. Mirabello, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Russell Ball, III
Item 2(b). Address of Principal Business Office or, if none, Residence:
555 Croton Road, Suite 300, King of Prussia, Pennsylvania, 19406
Item 2(c). Citizenship:
Pennsylvania (for each reporting person in this Schedule 13G)

CUSIP NO. 90933T109	13G	Page 13 of 17
Item 2(d). Title of Class of Securities:
Class A Common Shares, $0.0001 par value
Item 2(e). CUSIP Number:
90933T109

Item 3.	If this statement is filed pursuant to § 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.
Item 4. Ownership.
(a)	Amount Beneficially Owned: None.

(b)	Percent of Class: 0.0%

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0
Item 5. Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not applicable.
Item 8. Identification and Classification of Members of the Group.
See Exhibit 1 to this Schedule 13G.
Item 9. Notice of Dissolution of Group.
Not applicable.
Item 10. Certifications.
Not applicable.

CUSIP NO. 90933T109	13G	Page 14 of 17
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Russell C. Ball, III
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Andrew L. Ball
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Ethel M. Ball, dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Russell C. Ball, III
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Ethel M. Ball, dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Andrew L. Ball
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 11/9/67
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 6/9/69
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 1/29/70
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 1/24/73
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Andrew L. Ball
Date: February 14, 2008

By:	/s/ Russell C. Ball, III
Russell C. Ball, III, Authorized Signatory

By:	/s/ Andrew Ball
Andrew Ball, Authorized Signatory

PNC Bank, N.A., Authorized Signatory
By:	/s/ Dana Robinson
Dana Robinson, Senior Vice President

CUSIP NO. 90933T109	13G	Page 15 of 17

Francis J. Mirabello, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Russell Ball, III
Date: February 14, 2008

By:	/s/ Francis J. Mirabello
Francis J. Mirabello, Authorized Signatory

By:	/s/ Andrew Ball
Andrew Ball, Authorized Signatory

PNC Bank, N.A., Authorized Signatory
By:	/s/ Dana Robinson
Dana Robinson, Senior Vice President

CUSIP NO. 90933T109	13G	Page 16 of 17

EXHIBIT 1
     The undersigned each agree that (i) they are members of a “group” filing this Schedule 13G pursuant to Rule 13d-1(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) that they agree to the joint filing with each other of this Schedule 13G, and all amendments thereto; and (iii) that this Schedule 13G and any such amendments are and will be filed on behalf of each of them.
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Russell C. Ball, III
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Andrew L. Ball
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Ethel M. Ball, dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Russell C. Ball, III
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Ethel M. Ball, dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Andrew L. Ball
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 11/9/67
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 6/9/69
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 1/29/70
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 1/24/73
Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Andrew L. Ball
Date: February 14, 2008

By:	/s/ Russell C. Ball, III
Russell C. Ball, III, Authorized Signatory

By:	/s/ Andrew Ball
Andrew Ball, Authorized Signatory

PNC Bank, N.A., Authorized Signatory
By:	/s/ Dana Robinson
Dana Robinson, Senior Vice President

CUSIP NO. 90933T109	13G	Page 17 of 17
Francis J. Mirabello, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Russell Ball, III
Date: February 14, 2008

By:	/s/ Francis J. Mirabello
Francis J. Mirabello, Authorized Signatory

By:	/s/ Andrew Ball
Andrew Ball, Authorized Signatory

PNC Bank, N.A., Authorized Signatory
By:	/s/ Dana Robinson
Dana Robinson, Senior Vice President